Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (File No. 333-188853, File No. 333-188856, File No. 333-188857, and File No. 333-188858) on Forms S-8, and on Form S-3 (File No. 333-199216) of Nicolet Bankshares, Inc. and subsidiaries of our report dated March 9, 2015 relating to our audit of the consolidated financial statements and internal control over financial reporting which appear in this Annual Report on Form 10-K of Nicolet Bankshares, Inc. and subsidiaries for the year ended December 31, 2014.

/s/ PORTER KEADLE MOORE, LLC

Atlanta, Georgia
March 9, 2015